Exhibit 10(a)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated September 17, 2007 between Comtech Telecommunications Corp. (the “Company”) and Fred Kornberg (“Kornberg”).

Kornberg is presently Chairman of the Board of Directors, President and Chief Executive Officer of the Company and is employed pursuant to an employment agreement dated June 2, 2003, as amended (the “Prior Agreement”). The Company and Kornberg now desire to enter into an amended and restated employment agreement on the terms and conditions set forth herein.

Accordingly, the Company and Kornberg hereby amend and restate the Prior Agreement to read in its entirety as follows:

1.    The Company hereby employs Kornberg as general manager and chief executive officer of its business for the period (hereinafter referred to as the “Employment Period”) commencing August 1, 2007 and, except as otherwise provided in Paragraph 6 hereof, terminating at the close of business on July 31, 2010. Kornberg shall have supervision over the business and affairs of the Company and its subsidiaries, shall report and be responsible only to the Board of Directors of the Company, and shall have powers and authority superior to those of any other officer or employee of the Company or any of its subsidiaries. Kornberg accepts such employment and agrees to devote his full business time and effort to the business and affairs of the Company and, subject to his election as such, to serve as a director and as Chairman of the Board and President of the Company. He shall not be required to relocate his principal residence or to perform services which would make the continuance of such residence inconvenient to him. Except as otherwise specifically provided herein, if Kornberg remains employed by the Company following the expiration of the Employment Period, his employment with the Company shall be “at will.”

2.    The Company shall pay to Kornberg, for all services rendered by him during the Employment Period, compensation as follows:

(a)  Salary (“Base Salary”) at the annual rate of $675,000, commencing on the date hereof, plus such additional amounts, if any, as the Board of Directors may from time to time determine, payable in accordance with the Company’s current practice. Once increased, the Base Salary may not be decreased without Kornberg’s prior written consent.

(b)  Incentive compensation (“Incentive Compensation”) for each fiscal year in which any part of the Employment Period falls in an amount equal to 3.0% of the Company’s Pre-Tax Income for each such fiscal year; provided, however, that (i) the amount payable under this Paragraph 2(b) in respect of a completed fiscal year and paid at a time that Kornberg remains employed shall be reduced such that the amount, together with Base Salary projected to be payable in that fiscal year, will equal $1 million (references to “Incentive Compensation” elsewhere in this Agreement refer to the amount calculated without regard to this reduction); and (ii) if the Employment Period terminates earlier than at the end of a fiscal year, Incentive Compensation shall be based upon the Company’s Pre-Tax Income for the then current fiscal year through the most recent fiscal quarter ended prior to such termination. In addition, Kornberg may receive from time to time, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), additional incentive compensation, which may be intended to comply with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, under the Company’s 2000 Stock Incentive Plan on such terms and conditions as determined by the Compensation Committee. For purposes of this Paragraph 2(b):

(i)         The Company’s “Pre-Tax Income” for any fiscal year or period shall be the consolidated earnings of the Company and its subsidiaries for such fiscal year or period, as determined by the independent accounting firm employed by the Company as its regular auditors in accordance with generally accepted accounting principles applied on a consistent basis, before (A) any extraordinary item, (B) provision for federal, state or municipal income taxes thereon, (C) provision for any Incentive Compensation payable to Kornberg hereunder, (D) any write-off of in-process research and development acquired, (E) at the discretion of the Compensation Committee, any non-recurring items, (F) any amortization of intangibles relating to future acquisitions, and (G) any stock-based compensation expense before income tax benefit under SFAS 123(R).

(ii)         Incentive Compensation payable with respect to any fiscal year shall be paid in cash to Kornberg in the fiscal year following the fiscal year to which it relates promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of that following fiscal year) and at the same time as incentive compensation is paid to the other most senior executive officers of the Company, or, for purposes of the proviso in Paragraph 2(b), promptly after completion of the relevant unaudited quarterly statements, as the case may be. If Kornberg voluntarily terminates his employment with the Company other than as permitted by Paragraph 6(b) of this Agreement, or if the Company terminates his employment for “cause” as defined in Paragraph 6(a) hereof, Kornberg shall forfeit his right to receive any Incentive Compensation accrued but unpaid in accordance with this Paragraph 2(b)(ii).

3.    During the Employment Period, Kornberg shall be entitled to participate in, and receive benefits in accordance with, the Company’s employee benefit plans and programs at the time maintained by the Company for its executives, subject to the provisions of such plans and programs. In addition, during the Employment Period, the Company will provide Kornberg, at the Company’s expense, with an automobile similar to the automobile currently furnished to Kornberg or, alternatively, a monthly automobile allowance equal to an amount required to lease such an automobile.

4.    During the Employment Period, Kornberg shall be entitled to receive reimbursement for all expenses reasonably incurred by him in connection with his duties hereunder in accordance with the usual procedures of the Company.

5.    (a) During the Employment Period, Kornberg shall be entitled to annual reimbursement from the Company of the cost of premiums paid by Kornberg to secure such life

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insurance coverage on Kornberg’s life as Kornberg determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Paragraph 5(a) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $3.5 million (or, if higher, five times Kornberg’s then Base Salary) purchased for a five-year term for a non-smoker at the same age as Kornberg as of the date hereof, such cost to be determined within six months after the date hereof. This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company.

(b)  In addition to the insurance provided for in Paragraph 5(a) hereof, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Kornberg’s life in such amount as it considers advisable, payable to the Company, and Kornberg agrees to cooperate fully to enable the Company to obtain such insurance.

6.	The Employment Period may be terminated only as follows:

(a)  By action of the Board of Directors of the Company, upon notice to Kornberg, if during the Employment Period Kornberg shall fail to render the services provided for hereunder for a continuous period of 12 months because of his physical or mental incapacity, or for “cause,” which shall mean (i) willful misconduct, gross negligence, dishonesty, misappropriation, breach of fiduciary duty or fraud by Kornberg with regard to the Company or any of its assets or businesses; (ii) conviction of Kornberg or the pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (iii) any material breach by Kornberg of the provisions of this Agreement which is not cured within thirty days after written notice to Kornberg of such breach from the Board of Directors of the Company.

(b)  By Kornberg, on thirty days notice to the Company within one year (or within two years as set forth in clause (B) of the preamble to Paragraph 7) after a Change in Control of the Company, as defined in Paragraph 7(d) hereof, occurs.

(c)  By Kornberg, voluntarily upon ninety days prior written notice other than under Paragraph 6(b).

7.    If either (A) Kornberg terminates the Employment Period in accordance with Paragraph 6(b) hereof, or (B) following the Employment Period Kornberg remains employed by the Company and during the two year period following the end of the Employment Period he terminates his employment on thirty days notice to the Company within two years after a Change in Control of the Company that occurred during the Employment Period, the following provisions shall apply:

(a)  Subject to Paragraph 7(c) hereof, the Company shall pay to Kornberg, within 30 days after the effective date of the termination (the “Effective Date”), subject to Paragraph 15(c) hereof, a lump sum equal to:

(i)         the greater of (x) Kornberg’s Base Salary, at the rate in effect at the time such notice is given, for the full unexpired term of the Employment Period, and (y) three times Kornberg’s Base Salary then in effect; plus:

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(ii)         the amount of any unpaid Incentive Compensation (x) accrued with respect to any fiscal year ended prior to the Effective Date, and/or (y) with respect to the then current fiscal year, pursuant to the proviso in Paragraph 2(b).

(b)  Subject to Paragraph 15(c) hereof to the extent considered to result in the “deferral of compensation” under Code Section 409A, for the greater of (x) the full unexpired term of the Employment Period (but not beyond the December 31, of the second calendar year following termination) or (y) the two year period following Kornberg’s termination (the “Continuation Period”), the Company shall continue Kornberg’s participation in each employee benefit plan or reimbursement arrangement (including, without limitation, life insurance (and the life insurance reimbursement provided in Paragraph 5(a) above) and medical plans and including, to the extent allowed, amending such plans) in which Kornberg was entitled to participate immediately prior to the Effective Date as if he continued to be employed by the Company hereunder. If the terms of any benefit plan of the Company may not under Section 401(a) or other similar provisions of the Internal Revenue Code of 1986, as amended (the “Code”), permit continued participation by Kornberg, the Company will arrange to credit to Kornberg benefits substantially equivalent to, as to time and amount, and no less favorable than, on an after-tax basis, the benefits he would have been entitled to receive under such plan (assuming he had elected to participate voluntarily to the maximum extent permissible) if he had been continuously employed by the Company during the Continuation Period with payment of any accrued amount on the date of the end of the Continuation Period. Kornberg shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company that relate specifically to Kornberg and are payable to his estate or his designee(s).

(c)  Notwithstanding any other provision of this Agreement, the amounts payable to Kornberg under Paragraph 7(a) shall be equal to whichever of the following amounts shall result in the greater after-tax payment to Kornberg, after application of all federal, state and local taxes applicable to such payments:

(i)         the amount otherwise payable under Paragraph 7(a) without regard to this Paragraph 7(c); and

(ii)         the amount payable in (i) above, reduced by the total amounts payable under Paragraph 7(a) and (b) to the extent included as parachute payments under Section 280G(b)(2) of the Code, but only to the extent such amounts included as parachute payments exceed 299% of Kornberg’s “Base Amount,” as defined in Section 280G(b)(3)(A) and (d)(1) and (2) of the Code.

The calculation of after-tax payments under this Paragraph 7(c) shall be made by independent public accountants selected by Kornberg and consented to by the Company, which consent shall not be unreasonably withheld or delayed. The fees and expenses of such accountants shall be borne by the Company.

(d)  Except as provided below, for purposes of this Agreement a Change in Control shall be deemed to have occurred:

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(i)         upon any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)         during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in sub-paragraph (i), (iii), or (iv) of this Paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company;

(iii)        upon a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv)        upon the stockholders of the Company approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(e) In connection with a termination of Kornberg’s employment triggering payments and benefits under this Paragraph 7, Kornberg shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, and no compensation or other payment from a third party shall reduce or offset his damages.

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8.    (a) In order to induce Kornberg to enter into this Agreement, the Company agrees that if it terminates Kornberg’s employment hereunder without cause, or if it otherwise breaches this Agreement and Kornberg terminates his employment as a result of such breach, Kornberg shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, no compensation or other payment from a third party shall reduce or offset his damages, and the Company shall pay Kornberg the following amounts as liquidated damages in lieu of any further obligations hereunder:

(i)         Subject to Paragraph 15(c), an amount equal to his total Base Salary, at the rate in effect at the time of such breach, for the full unexpired term of the Employment Period, such amount to be payable within 10 days after such termination; plus

(ii)         Subject to Paragraph 15(c), an amount equal to his Incentive Compensation for the full fiscal year in which the breach occurs;

(iii)        for the 18 month period following Kornberg’s termination, the Company shall continue Kornberg’s participation in the Company’s medical plans (under COBRA) as if he continued to be employed by the Company hereunder; and

(iv)        for the two year period following Kornberg’s termination, the Company shall continue Kornberg’s participation in the Company’s life insurance plan or continue to provide the life insurance reimbursement provided in Paragraph 5(a) above, as applicable, as if he continued to be employed by the Company hereunder;

provided however, that if a Change in Control of the Company has occurred at any time prior to the date of such breach, Kornberg shall be entitled to receive as liquidated damages amounts and benefits equal to the amounts and benefits he would have been entitled to receive pursuant to Paragraph 7 hereof (including Paragraph 7(c)) if he had terminated the Employment Period effective on the date of breach, to the extent such payments or benefits would exceed the level of corresponding payments or benefits under this Paragraph 8(a) (i.e., without duplication of the payments and benefits provided in this Paragraph 8(a)).

(b)  The Company shall be responsible for Kornberg’s reasonable attorney’s fees and disbursements in any action to recover any amounts due him or obtain other relief under this Agreement or in any action relating to a breach by the Company of this Agreement.

9.    (a) Kornberg acknowledges that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company’s performance of its covenants and agreements under this Agreement, Kornberg will not at any time during his employment with the Company and for a period of two years thereafter (the “Restrictive Period”), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during his employment with the Company.

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(b)   Kornberg agrees that he will not (except on behalf of the Company during his employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to the termination of Kornberg’s employment with the Company. After termination of Kornberg’s employment with the Company: (i) Kornberg will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not disparage Kornberg or otherwise comment upon the employment performance of Kornberg other than as may be required by law or as requested by Kornberg.

(c)  Any discovery, design, invention or improvement (whether or not patentable) that Kornberg develops during his employment with the Company (whether or not during his regular working hours or on the Company’s premises) and that is related to the Company’s business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Kornberg shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this Paragraph, including executing and filing, at the Company’s expense, patent and/or copyright applications and assignments of such applications to the Company.

(d)  Kornberg will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in Kornberg’s performance of his responsibilities as the Company’s Chief Executive Officer) any confidential, proprietary or trade secret information that was either acquired by him during his employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After termination of Kornberg’s employment with the Company for any reason and upon the written request of the Company, Kornberg shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to Kornberg; (ii) information that, after its disclosure to Kornberg, becomes part of the public domain by publication or otherwise other than through Kornberg’s act; and (iii) information that Kornberg received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

10.   Kornberg acknowledges that, in view of the nature of the Company’s business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and its affiliates and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Kornberg agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants

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without any bond or other security being required by any court. In the event of a material violation by Kornberg of any provision of Paragraph 9 hereof, any severance compensation being paid to Kornberg pursuant to this Agreement or otherwise shall immediately cease, and any severance compensation previously paid to Kornberg (other than $1,000) shall be immediately repaid to the Company. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.

11. In consideration of the payments and other undertakings set forth herein, Kornberg acknowledges that upon the termination of his employment with this Company, the execution of a release, in substantially the form attached hereto as Exhibit A, is an express condition to his right to receive severance compensation pursuant to Paragraphs 7 and 8 hereof in the event such Paragraphs are applicable.

12. Any offer, notice, request or other communication hereunder shall be in writing and shall be deemed to have been duly given if hand delivered or mailed by registered or certified mail, return receipt requested, addressed to the respective address of each party hereinafter set forth, or to such other address as each party may designate by a notice pursuant hereto, which change of address notice shall be effective upon receipt thereof:

If to the Company:	Comtech Telecommunications Corp. 68 South Service Road Melville, NY 11747
Attention: Secretary

If to Kornberg:	At his home address appearing in the records of the Company.

13. If any provision of this Agreement shall be held for any reason to be unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.

14. This Agreement, including, without limitation, the provisions of this Paragraph 14, shall be binding upon and inure to the benefit of, and shall be deemed to refer with equal force and effect to, any corporate or other successor to the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or business of the Company. This Agreement shall not be assignable by the Company or any such successor, except to the corporate or other successor referred to in the preceding sentence. Kornberg may not assign, pledge or encumber his interest in this Agreement without the written consent of the Company. This Agreement shall be binding upon and inure to the benefit of Kornberg, his heirs and personal representatives. This Agreement constitutes the entire agreement by the Company and Kornberg with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Kornberg and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Prior Agreement). This Agreement may be amended or modified only by a written instrument executed by Kornberg and the Company. This Agreement shall be construed and

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enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

15.   (a) The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Kornberg notifies the Company (with specificity as to the reason therefor) that Kornberg believes that any provision of this Agreement (or of any award of compensation) would cause Kornberg to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Kornberg, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Kornberg and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c)  Notwithstanding any provision to the contrary in this Agreement, payments to be made hereunder upon a termination of employment shall only be made upon a “separation from service,” as defined in Treasury Regulation § 1.409A-1(h) and, if Kornberg is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Paragraph, such payment or benefit shall be made or provided (subject to the last sentence of this Paragraph 15(c)) at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Kornberg, and (ii) the date of Kornberg’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Kornberg in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Kornberg that would not be required to be delayed if the premiums therefor were paid by Kornberg, Kornberg shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay Kornberg an amount equal to the amount of such premiums paid by Kornberg during the Delay Period promptly after its conclusion.

(d)  Following the occurrence of a Change in Control, in the event that Kornberg becomes liable for any additional tax, interest or penalty under Code Section 409A or any damages resulting from the failure of the payments and benefits provided under this Agreement or any other arrangement between Kornberg and the Company to comply with Code Section 409A, Kornberg shall be entitled to receive an additional gross-up payment from the Company to fully indemnify him on an after-tax basis for the effect of such additional tax,

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interest, penalty or damages. Such additional gross-up payment shall be made within ninety days following the date on which Kornberg remits such additional tax, interest, penalty or damages.

(e)  Any expense reimbursement under Paragraph 4, 5(a), 7(b), 8(a)(iv) or 8(b) hereof shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by Kornberg, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMTECH TELECOMMUNICATIONS CORP.

By: /s/ Robert G. Rouse —————————————————— Authorized Signatory

Approval of Chairman of the Compensation Committee of the Board of Directors

/s/ Ira Kaplan —————————————————	/s/ Fred Kornberg ———————————————————
Fred Kornberg

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Exhibit A

General Release

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge Comtech Telecommunications Corp. (the “Company”), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon the Company’s obligations, if any, to pay severance compensation pursuant to the Amended and Restated Employment Agreement between the undersigned and the Company, dated September 17, 2007 or the rights of the undersigned to enforce such obligations.

The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance compensation, if any, payable to me pursuant to the Amended and Restated Employment Agreement between me and the Company, dated September 17, 2007; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated: ______________________	________________________________ Fred Kornberg

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